Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Number 333-192842

The Kroger Co.

Pricing Term Sheet
Dated September 26, 2016

Issuer:	The Kroger Co.
Security Type:	Senior Notes
Trade Date:	September 26, 2016
Settlement Date:	October 3, 2016 (T+5)
Denominations:	$2,000 x $1,000
Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB / BBB

1.500% Senior Notes Due 2019

Principal Amount:	$500,000,000
Maturity Date:	September 30, 2019
Coupon:	1.500%
Benchmark Treasury:	UST 0.875% due September 15, 2019
Benchmark Treasury Price / Yield:	100-00 ¾ / 0.867%
Spread to Benchmark Treasury:	T + 65 basis points
Yield to Maturity:	1.517%
Price to Public:	99.951%
Interest Payment Dates:	March 30 and September 30, commencing on March 30, 2017
Make-Whole Call:	Treasury Rate plus 10 basis points
CUSIP/ISIN:	501044 DD0 / US501044DD07

2.650% Senior Notes Due 2026

Principal Amount:	$750,000,000
Maturity Date:	October 15, 2026
Coupon:	2.650%
Benchmark Treasury:	UST 1.500% due August 15, 2026
Benchmark Treasury Price / Yield:	99-06+ / 1.587%
Spread to Benchmark Treasury:	T + 110 basis points
Yield to Maturity:	2.687%
Price to Public:	99.676%
Interest Payment Dates:	April 15 and October 15, commencing on April 15, 2017
Make-Whole Call:	Treasury Rate plus 20 basis points (prior to

Par Call:	July 15, 2026) On or after July 15, 2026 (three months prior to maturity)
CUSIP/ISIN:	501044 DE8 / US501044DE89

3.875% Senior Notes Due 2046

Principal Amount:	$500,000,000
Maturity Date:	October 15, 2046
Coupon:	3.875%
Benchmark Treasury:	UST 2.500% due May 15, 2046
Benchmark Treasury Price / Yield:	103-22 / 2.327%
Spread to Benchmark Treasury:	T + 155 basis points
Yield to Maturity:	3.877%
Price to Public:	99.963%
Interest Payment Dates:	April 15 and October 15, commencing on April 15, 2017
Make-Whole Call:	Treasury Rate plus 25 basis points (prior to April 15, 2046)
Par Call:	On or after April 15, 2046 (six months prior to maturity)
CUSIP/ISIN:	501044 DF5 / US501044DF54

Joint Book-Running Managers:

1.500% Senior Notes Due 2019
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
Santander Investment Securities Inc.

2.650% Senior Notes Due 2026 and 3.875% Senior Notes Due 2046
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Wells Fargo Securities, LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC

Co-Managers:

1.500% Senior Notes Due 2019
BB&T Capital Markets, a division of BB&T Securities, LLC

PNC Capital Markets LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
MUFG Securities Americas Inc.
Mizuho Securities USA Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

2.650% Senior Notes Due 2026 and 3.875% Senior Notes Due 2046
BNY Mellon Capital Markets, LLC
Santander Investment Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
MUFG Securities Americas Inc.
Mizuho Securities USA Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
CastleOak Securities, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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